                                                Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO. 1670 DATED 7 DECEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $32,817,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2007,
  CURRENTLY TOTALING A$4,268,085,000 (A$3,131,777,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus, Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

1. (i)  Issuer:               Queensland Treasury Corporation

   (ii) Guarantor:            The Treasurer on behalf of the Government of
                              Queensland

2.      Benchmark line:       2007

                              (to be consolidated and form a single series with QTC 8% Global A$ Bonds due 14 September, 2007 , ISIN US748305BA60)

3.      Specific Currency or  AUD ("A$")
        Currencies:

4. (i)  Issue price:          103,233%

   (ii) Dealers' fees and     No fee or commission is payable in respect of the
        commissions paid by   issue  of the bond(s) described in this Pricing
        Issuer:               Supplement. Instead, QTC pays fees and commissions
                              in accordance with the procedure described in the QTC Offshore and Onshore

                                 Fixed Interest Distribution Group Operational Guidelines.

5.        Specified              A$1,000
          Denominations:

6.  (i)   Issue Date:            11 December 2006

    (ii)  Record Date (dare on   6 March/6 September. Security will be
          and from which         ex-interest on  and from 7 March/7 September
          security is
          Ex-interest):

    (iii) Interest Payment       14 March/14 September
          Dates:

7.        Maturity Date:         14 September 2007

8.        Interest Basis:        8 per cent Fixed Rate

9.        Redemption/Payment     Redemption at par
          Basis:

10.       Change of Interest     Not Applicable
          Basis or  Redemption
          /Payment Basis:

11. (i)   Status of the Bonds:   Senior and rank pari passu  with other senior,
                                 unsecured debt obligations of QTC

    (ii)  Status of the          Senior and ranks pari passu with all its other
          Guarantee:             unsecured obligations

12.       Method of              Non-syndicated
          distribution:

                  PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note
          Provisions Applicable


    (i)   Rate(s) of Interest:   8 per cent per annum payable semi-annually in
                                 arrears

    (ii)  Interest Payment       14 March and 14 September in each year up to
          Date(s):               and including the Maturity Date

    (iii) Fixed Coupon           A$40 per A$l,000 in nominal amount
          Amount(s):

    (iv)  Determination          Not Applicable
          Date(s):

    (v)   Other terms relating   None
          to the method of
          calculating interest
          for Fixed Rate
          Bonds:

                       PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:         A$1,000 per bond of A$1,000
                                           Specified Denomination

15.       Early Redemption Amount(s)       Not Applicable
          payable on redemption for
          taxation reasons or on event of
          default and/or the method of
          calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                   Permanent Global Note not
                                           exchangeable for Definitive Bonds

17.       Additional Financial Centre(s)   Not Applicable
          or other special provisions
          relating to Payment Dates:

18.       Talons for future Coupons        No
          or Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special           Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and         Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:        7 December 2006 (the "Trade Date")

    (iii) Stabilizing Manager(s)           Not Applicable
          (if any):

21.       If non-syndicated, name and      Macquarie Bank Limited No.1 Martin
          address of relevant Dealer:      Place SYDNEY NSW 2000

22.       Whether TEFRA D or TEFRA C       TEFRA Not Applicable
          rules applicable or TEFRA rules
          not applicable:

23.       Additional selling               Not Applicable
          restrictions:

LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: /s/ Signature
    --------------------------
         Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:               Bourse de Luxembourg.

(ii)  Admission to trading:  Application has been made for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.    RATINGS

      Ratings:               The bonds to be issued have been rated:

                             S&P: AAA
                             Moody's: Aaa

                             An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                             Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                             A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.
                             Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:         See "Use of Proceeds" section in the
                                     prospectus supplement.

(ii)  Estimated net proceeds:        Not Applicable.

(iii) Estimated total expenses:      Not Applicable.

5.    YIELD

      Indication of yield:           6.21%

                                     Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                     The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                     US748305BA60

(ii)  Common Code:                   006524273

(iii) CUSIP Code:                    748305BA6

(iv)  Any clearing system(s) other   Not Applicable
      than Depositary Trust
      Company, Euroclear Bank
      S.A./N.V. and Clearstream
      Banking, societe anonyme and
      the relevant identification
      number(s):

(v)   Delivery:                      Delivery free of payment

(vi)  Names and addresses of         Not Applicable
      additional Paying Agent(s)
      (if any):